UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2015

REX AMERICAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09097	31-1095548
(State or other jurisdiction	(Commission File No.)	(IRS Employer Identification No.)
of incorporation)

7720 Paragon Road Dayton, Ohio	45459
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (937) 276-3931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On April 23, 2015, the Board of Directors of Patriot Holdings, LLC (“Patriot”) approved a merger agreement with a subsidiary of CHS Inc. (“CHS”) that would result in CHS acquiring 100% of the ownership interest in Patriot. REX American Resources Corporation owns a 26.6% interest in Patriot. The merger agreement is subject to approval by the members of Patriot and normal and customary conditions to closing.

The total merger consideration is $196 million in cash, subject to certain adjustments relating to Patriot’s net working capital (targeted at $6.4 million) and cash and cash equivalents at the closing of the merger and certain escrow holdbacks and less the amounts of certain transaction expenses, outstanding indebtedness of Patriot and the estimated costs of completion of certain capital expenditure projects, if incomplete at closing.

REX expects to receive a cash payment of approximately $44 million at the closing. Assuming the full payment of the escrow holdbacks, REX would receive an additional amount of approximately $5 million. The closing of the merger is expected to occur on or about June 1, 2015 subject to the satisfaction or waiver of the closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX AMERICAN RESOURCES CORPORATION

Date: May 11, 2015	By:	/s/ DOUGLAS L. BRUGGEMAN
----------------------------------------------------
Name: Douglas L. Bruggeman
Title: Vice President - Finance,
Chief Financial Officer
and Treasurer